Exhibit 99.1

Alliqua BioMedical, Inc. Reports Third Quarter 2014 Financial Results

Introduces Fiscal Year 2014 and Fiscal 2015 Revenue Outlook

LANGHORNE, Pa., October 30, 2014 (GLOBE NEWSWIRE) – Alliqua BioMedical, Inc. (Nasdaq: ALQA) ("Alliqua" or "the Company"), a provider of advanced wound care products, today announced financial results for the third quarter ended September 30, 2014.

Highlights:

•	Total revenue increased 241% year-over-year to approximately $1.5 million.
•	Proprietary products revenue increased 81% quarter-over-quarter to approximately $1 million.
•	On July 22, the Company announced the appointment of Andrew Africk and Gary Restani to its Board of Directors.
•	On October 6, the Company announced an expansion of its exclusive licensing agreement with Celgene Cellular Therapeutics.

“This quarter marked another period of strong revenue growth driven by sales of proprietary products, including Sorbion and Biovance, and the contributions from our recent acquisition of Choice Therapeutics, said David Johnson, CEO of Alliqua. “Our third quarter performance reflects progress towards our goal of growing our share of the advanced wound care market by leveraging our direct sales force investments and our portfolio of proprietary advanced wound care products.

Our key strategic growth areas remain focused on:

-	Developing the market with our existing technologies, through our world class sales force.
-	Expanding the product portfolio through targeted, accretive acquisitions and through future pipeline initiatives with our strategic partners, Celgene and Sorbion.

We also expect a final decision in early November from the Center of Medicare & Medicaid Services (“CMS”) regarding approval for the assignment of a reimbursement Q code for Biovance.  With a Q code, our market opportunity for Biovance will expand further to include the wound clinic area of the market, building on our current focus in the VA system and in hospitals where DRG-reimbursed procedures are performed.

We have assembled a strong portfolio of advanced wound care partners in a short period of time, and, together with our experienced leadership team and engaged sales force, we look forward to continued progress toward our goal of growing Alliqua BioMedical into a market-leading advanced wound care solutions provider in the years to come.”

Third Quarter and Nine Month Results:

Alliqua BioMedical, Inc. and Subsidiaries

Revenue Summary

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Contract Manufacturing	$501,000	$374,000	$1,467,000	$1,256,000
Proprietary Products	993,000	64,000	1,655,000	73,000
Revenue, net	$1,494,000	$438,000	$3,122,000	$1,329,000

Total revenue for the third quarter of 2014 increased $1.1 million, or 241% year-over-year, to $1.5 million. Total revenue growth year-over-year was driven by a 1,445% increase in sales of proprietary products and a 34% increase in contract manufacturing sales compared to last year. Sales of the Company’s proprietary products – including Sorbion, Biovance and Therabond – increased $929,000 year-over-year. Proprietary products revenue increased 81%, or $444,000, sequentially in the third quarter of 2014. Third quarter 2014 revenue includes contributions from the acquisition of Choice Therapeutics in May 2014 of approximately $577,000.

Gross profit for the third quarter of 2014 increased $714,000 year-over-year to $578,000, or 39% of sales. The increase in gross margin was driven by the change in product mix due to increased sales of proprietary products.

Operating expenses for the third quarter of 2014 increased approximately $3.6 million, or 169% year-over-year, to $5.7 million. The increase in operating expenses in the third quarter of 2014 was driven primarily by higher compensation, benefits and stock-compensation expenses related to increased headcount compared to the prior year and the incremental expenses related to our acquisition of Choice Therapeutics, which we acquired in May 2014. Stock-based compensation was $1.8 million and $497,000 for the three months ended September 30, 2014 and 2013, respectively. Third quarter 2014 operating expenses also included $61,000 in acquisition-related expenses and $194,000 in the change in fair value of contingent consideration liability in connection with our May 2014 acquisition of Choice Therapeutics.

Loss from operations for the third quarter of 2014 was $5.2 million compared to a loss of $2.3 million last year. Net loss for the third quarter of 2014 was $5.1 million, compared to a net loss of $2.2 million for the same period last year.

Total revenue for the nine-month period ended September 30, 2014 increased $1.8 million, or 135% year-over-year, to $3.1 million. Total revenue growth was driven by a 2,172% increase in sales of proprietary products - Sorbion, Biovance and Therabond - and a 17% increase in contract manufacturing revenues compared to the prior year. Total revenue in the first nine-months of 2014 included contributions from the acquisition of Choice Therapeutics in May of approximately $900,000. Net loss for the first nine-months of 2014 was $20.1 million compared to a net loss of $7.0 million for the same period last year.

As of September 30, 2014, the Company had $19.9 million in cash and cash equivalents, compared to $12.1 million at December 31, 2013. The increase was largely attributable to net financing proceeds of $14.4 million, proceeds from the exercise of stock options and warrants totaling $6.5 million offset by cash used in operating activities of $10.2 million and $2.0 million used for the purchase of Choice Therapeutics during the nine months ended September 30, 2014.

Fiscal Year 2014 and Fiscal Year 2015 Revenue Outlook

The Company is introducing revenue guidance for the full fiscal year 2014 and 2015 periods. This guidance excludes any potential benefit from a Biovance Q code approval decision from the Center of Medicare & Medicaid Services (“CMS”) as well as any future acquisitions. This guidance also assumes constant currency exchange rates.

For the fiscal-year ending December 31, 2014, the Company expects total revenue in the range of approximately $4.7 million to $5.0 million, representing growth of approximately 160% to 180% year-over-year. Revenue from proprietary products is expected in the range of approximately $1.3 million to $1.6 million in the fourth quarter of 2014, representing growth of approximately 30% to 60% sequentially. Revenue from contract manufacturing is expected in the range of approximately $250,000-$300,000 in the fourth quarter of fiscal 2014. Our contract manufacturing business is subject to periods of quarterly volatility related to the timing of customer orders, but is projected to increase approximately 6% to 9% year-over-year for the full year of fiscal 2014.

For the fiscal-year ending December 31, 2015, the Company expects total revenue in the range of approximately $11.0 million to $13.0 million.

Conference Call

The Company will host an earnings conference call for analysts and investors today beginning at 5:00 p.m. ET. Individuals interested in listening to the conference call may dial 877-548-7901 for domestic callers or 719-325-4838 for international callers and provide access code 3177091. A replay of the call will be available for 14 days and can be accessed by dialing 888-203-1112 for domestic callers or 719-457-0820 for international callers.

The earnings conference call will be also be available via a webcast on the "Investors Relations" section of the Company's Web site at: http://ir.alliqua.com/.

About Alliqua BioMedical, Inc.

Alliqua is a provider of advanced wound care solutions. Through its sales and distribution network, together with its proprietary products, Alliqua provides a suite of technological solutions to enhance the wound care practitioner's ability to deal with the challenges of healing both chronic and acute wounds.

Alliqua currently markets its line of hydrogel products for wound care under the SilverSeal® and Hydress® brands, as well as the Sorbion sachet S® and Sorbion sana® wound care products, and its TheraBond 3D® advanced dressing which incorporates the TheraBond 3D® Antimicrobial Barrier Systems technology. It also markets the advanced wound care product Biovance®, as part of its licensing agreement with Celgene Cellular Therapeutics.

In addition, Alliqua can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its proprietary hydrogel technology. Alliqua’s electron beam production process, located at its 16,000 square foot GMP manufacturing facility in Langhorne, PA, allows Alliqua to develop and custom manufacture a wide variety of hydrogels. Alliqua's hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

Any statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; inadequate capital; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key customer or supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; and the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in our Annual Report on Form 10-K filed with the SEC on March 24, 2014, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

Investor Relations:

Westwicke Partners on behalf of Alliqua BioMedical, Inc.

Mike Piccinino, CFA +1-443-213-0500

AlliquaBiomedical@westwicke.com

ALLIQUA BIOMEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS:
Current Assets:
Cash and cash equivalents	$19,887,588	$12,100,544
Accounts receivable	715,624	156,831
Inventory, net	1,099,142	501,469
Prepaid expenses and other current assets	313,590	88,390
Total current assets	22,015,944	12,847,234
Improvements and equipment, net	1,512,563	1,745,248
Intangible assets, net	4,619,963	2,258,477
Goodwill	4,100,295	425,969
Other assets	173,042	174,640
Total assets	$32,421,807	$17,451,568

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,101,745	$746,609
Accrued expenses	1,788,999	1,267,899
Payable for distribution rights	33,333	333,333
Deferred revenue	39,000	39,000
Warrant liability	280,157	933,465
Deferred lease incentive liability - current	8,337	8,337
Other current liabilities	4,074	24,821
Total current liabilities	3,255,645	3,353,464
Contingent consideration	2,894,034	-
Deferred lease incentive liability, net of current	86,155	92,408
Deferred tax obligation	63,500	53,000
Total liabilities	6,299,334	3,498,872

Commitments and Contingencies

Stockholders' Equity
Preferred Stock, par value $0.001 per share, 1,000,000 shares authorized, no shares issued and outstanding	-	-
Common Stock, par value $0.001 per share, 45,714,286 shares authorized; 16,193,988 and 11,484,191 shares issued and outstanding as of September 30, 2014 and December 31, 2013, respectively	16,194	11,484
Additional paid-in capital	90,797,392	58,538,491
Accumulated deficit	(64,691,113)	(44,597,279)
Total stockholders' equity	26,122,473	13,952,696
Total liabilities and stockholders' equity	$32,421,807	$17,451,568

ALLIQUA BIOMEDICAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Revenue, net of returns, allowances and discounts	$1,493,840	$437,985	$3,121,863	$1,328,911

Cost of revenues	915,811	574,219	2,384,225	1,507,069

Gross profit (loss)	578,029	(136,234)	737,638	(178,158)

Operating expenses
Selling, general and administrative (1)	5,480,380	2,095,926	20,083,015	6,532,154
Research and product development	-	33,602	-	63,204
Acquisition-related expenses	61,330	-	546,970	-
Change in fair value of contingent consideration liability	194,034	-	194,034	-
Total operating expenses	5,735,744	2,129,528	20,824,019	6,595,358

Loss from operations	(5,157,715)	(2,265,762)	(20,086,381)	(6,773,516)

Other income (expense)
Interest expense	-	(292)	(384)	(3,048)
Interest income	8,779	31	22,755	75
Change in value of warrant liability	48,993	32,978	(19,324)	(243,735)
Total other income (expense)	57,772	32,717	3,047	(246,708)

Loss before income tax provision	(5,099,943)	(2,233,045)	(20,083,334)	(7,020,224)

Income tax provision	3,500	3,000	10,500	9,000

Net loss	$(5,103,443)	$(2,236,045)	$(20,093,834)	$(7,029,224)

Basic and diluted net loss per common share	$(0.33)	$(0.31)	$(1.41)	$(1.09)

Weighted average shares used in computing basic and diluted net loss per common share	15,666,697	7,105,147	14,269,239	6,452,353

(1) Inclusive of stock-based compensation of $1,779,134 and $8,875,080 for the three month and nine month periods ended September 30, 2014 and $496,564 and $2,898,132 for the three and nine month periods ended September 30, 2013